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                                                                    EXHIBIT 21.1

                         Subsidiaries of Inergy, L.P.

Name                                            Jurisdiction
----                                            ------------
Inergy Propane, LLC                             Delaware
L & L Transportation, LLC                       Delaware
Inergy Transportation, LLC                      Delaware
Inergy Sales & Service, Inc.                    Delaware